Exhibit 99.1
For Immediate Release
Local.com Announces $8 Million Financing
Hearst Interactive Media Makes Strategic Investment in Local.com
IRVINE, Calif., February 23, 2007 — Local.com Corporation (NASDAQ: LOCM), a leader in the fast growing local search industry, today announced an $8MM private placement to Hearst Interactive Media, a division of Hearst Corporation, and Greenway Capital. The proceeds are to be used for general working capital and strategic initiatives.
The investment consists of 9% convertible debentures due February 2009. The convertible debentures are convertible into 1,990,050 shares of the Company’s common stock at a conversion price of $4.02 per share. In connection with the sale of the convertible debentures, the company also issued to the investors warrants to purchase up to 796,020 additional shares of the company’s common stock at a price of $4.82 and up to 796,020 additional shares of the company’s common stock at a price of $5.63. The warrants are exercisable through February 2012.
Hearst Interactive Media manages a portfolio of strategic investments in development-stage companies focused primarily on emerging media and interactive technologies. It is a division of Hearst Corporation, one of the nation’s largest diversified communications companies whose major interests include 12 daily and 30 weekly newspapers, including the Houston Chronicle and San Francisco Chronicle; nearly 200 magazines around the world, including Cosmopolitan, Good Housekeeping, and O, The Oprah Magazine; 29 television stations through Hearst-Argyle Television (NYSE: HTV), which reach a combined 18% of U.S. viewers; joint venture interests in leading cable networks, including Lifetime, A&E, The History Channel and ESPN; as well as business publishing; Internet businesses; television production; newspaper features distribution; and real estate.
“Hearst’s investment in Local.com is a welcome endorsement of our long-term strategy by one of the largest media companies,” said Heath Clarke, CEO, Local.com. “We are excited to learn from Hearst’s vast experience in reaching local consumers and merchants and believe that the relationship could ultimately accelerate the development of our own business.”

Said Kenneth Bronfin, president, Hearst Interactive Media: “Local.com is well positioned to capitalize on the consumer and advertiser trends that are delivering growth in the emerging local search advertising industry. We believe Local.com has the right strategy and can become a leader in this area.”
GunnAllen Financial acted as investment banker for Local.com on the transaction.
About Hearst Interactive Media
Hearst Interactive Media, a unit of Hearst Corporation (www.hearst.com), manages a portfolio of strategic investments in development-stage companies focused primarily on emerging media and interactive technologies. Throughout the Corporation, Hearst Interactive Media provides strategic guidance and advocacy for a wide range of technology-driven operational and development activities.
About Local.com
Local.com (NASDAQ: LOCM), is a Top 100 website attracting approximately 10 million visitors each month seeking information on local businesses, products, services, people and jobs. Powered by the company’s patent-pending Keyword DNA® and local web indexing technologies, Local.com provides users with targeted, relevant local search results, including special offers from local businesses, user reviews, local businesses’ website links, maps, driving directions and more. Businesses can advertise on Local.com with subscription, pay per click, banner and pay per call ad products.
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